Exhibit 99.(h)(6)(i)

STATE SECURITIES SERVICES AGREEMENT

THIS AGREEMENT is made as of Aug. 12, 1999 by and between E*TRADE ASSET MANAGEMENT, INC., a Delaware corporation (“E*TRADE”), and PFPC INC., a Delaware corporation (“PFPC”), which is a wholly owned subsidiary of PFPC Worldwide, Inc.

WITNESSETH:

WHEREAS, E*TRADE wishes to retain PFPC to provide the services set forth herein with respect to E*TRADE Funds’ (the “Fund”) investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and PFPC wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.             Definitions. As Used in this Agreement:

(a)                                  “Change of Control” means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

(b)                                 “SEC” means the Securities and Exchange Commission.

(c)                                  “Shares” means the shares of beneficial interest of any series or class of the Fund.

(d)”                           Written Instructions” mean written instructions signed by a representative of E*TRADE (or a person reasonably believed by PFPC to be such a representative) and received by PFPC. The instructions may be delivered by hand, mail, tested telegram, cable, telex, facsimile sending device or electronic mail transmission.

2.                                      Appointment. E*TRADE hereby appoints PFPC to provide the services set forth herein to each of the Portfolios, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3.                                      Delivery of Documents. The Fund has provided or, where applicable, will provide PFPC with the following:

(a)                                  copies of the resolutions of the Fund’s Board of Trustees, approving the appointment of PFPC or its affiliates to provide the services set forth herein to each Portfolio and approving this Agreement;

(b)                                 a copy of Fund’s most recent effective registration statement; and

(c)                                  copies of any and all amendments or supplements to the foregoing.

4.                                      Compliance with Rules and Regulations.

PFPC undertakes to comply with all applicable requirements of any “Blue Sky” laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by E*TRADE, the Fund or any Portfolio.

5.                                      Instructions.

(a)                                  Unless otherwise provided in this Agreement, PFPC shall act only upon Written Instructions.

(b)                                 PFPC shall be entitled to rely upon any Written Instructions it receives from E*TRADE (or from a person reasonably believed by PFPC to be a representative of E*TRADE) pursuant to this Agreement. PFPC may assume that any Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Trustees or of the Fund’s shareholders, unless and until PFPC receives Written instructions to the contrary.

6.             Right to Receive Advice.

(a)                                  Advice of E*TRADE. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice from E*TRADE.

(b)                                 Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser, the Fund’s investment sub-adviser, or PFPC, at the option of PFPC).

(c)                                  Conflicting Advice. In the event of a conflict between directions, advice or Written Instructions PFPC receives from E*TRADE and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel. In the event PFPC so relies on the advice of counsel, PFPC remains liable for any action or omission on the part of PFPC which constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

(d)                                 Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions, advice or Written Instructions it receives from E*TRADE or from counsel and which PFPC believes, in good faith, to be consistent with those directions, advice or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions, advice or Written Instructions, or (ii) to act in accordance with such directions, advice or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC’s properly taking or not taking such action. Nothing in this subsection shall excuse PFPC when an action or omission oft the part of PFPC constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

7.             Records; Visits.

(a)                                  `The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the applicable securities laws, rules and regulations. The Fund and E*TRADE shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of the Fund or E*TRADE, copies of any such books and records shall be provided by PFPC to the Fund or to E*TRADE, at the Fund’s expense.

(b)                                 PFPC shall keep the following records: copies of all filings made with the states and all responses received from the states and reports, back-up data or documents prepared in the delivery of services hereunder.

8.                                      Confidentiality. PFPC agrees to keep confidential the records of the Fund and information relating to the Fund and its shareholders, unless the release of such records or information is otherwise consented to, in writing, by the Fund. The Fund agrees that such consent shall not be unreasonably withheld and may not be withheld where PFPC may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

9.                                      Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties -one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

10.                               Year 2000 Readiness Disclosure. PFPC (a) has reviewed its business and operations as they relate to the services provided hereunder, (b) has developed or is developing a program to remediate or replace computer applications/systerns, and (c) has developed a testing plan to test the remediation or replacement of computer applications/systems, in each case, to address on a timely basis the risk that certain computer applications/systems used by PFPC Trust may be unable to recognize and perform date sensitive functions involving dates prior to, including and after December 31, 1999, including dates such as February 29, 2000 (the “Year 2000 Challenge”). To the best of PFPC Trust’s knowledge and belief, the reasonably foreseeable consequences of the Year 2000 Challenge will not adversely effect PFPC Trust’s ability to perform its duties and obligations under this Agreement. If requested by the Fund or its Board of Trustees, PFPC Trust will provide its standard written materials describing PFPC Trust’s current status and plans with respect to the Year 2000 Challenge for inclusion in materials presented to the Fund’s Board of Trustees.

11.                               Compensation. As compensation for services rendered by PFPC during the term of this Agreement, E*TRADE will pay to PFPC a fee or fees as may be agreed to in writing by E*TRADE and PFPC.

12.                               Indemnification. E*TRADE agrees to indemnify and hold harmless PFPC. and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under securities laws and any state or foreign securities and blue sky laws, and amendments thereto), and expenses, including (without limitation) attorneys’ fees and disbursements arising directly or indirectly from any action or omission to act which PFPC takes (i) at the request or on the direction of or in reliance on the advice of E*TRADE or the Fund or (ii) upon Written Instructions. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC’s or its affiliates’ own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement or breach of this Agreement.

13.                               Responsibility of PFPC.

(a)                                  PFPC shall be under no duty to take any action on behalf of E*TRADE, the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC in writing. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable for any damages arising out of PFPC’s failure to perform its duties under this Agreement to the extent such damages arise out of PFPC’s willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

(b)                                 Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control, provided that PFPC has acted in accordance with the standard of care set forth above; and (ii) PFPC shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine; or (B) subject to Section 9, delays or errors or loss of data occurring by reason of circumstances beyond PFPC’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(c)                                  Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable to E*TRADE, the Fund or to any Portfolio for any consequential, special or indirect losses or damages which E*TRADE, the Fund or any Portfolio may incur or suffer by or as a consequence of PFPC’s or any affiliates’ performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

14.                               Description of Services on a Continuous Basis. For those Portfolios which E*TRADE informs PFPC by Written Instruction were not previously registered, PFPC will register or claim available preemption for shares of such Portfolios in each state in which PFPC is instructed by Written Instructions and in such registration amounts as PFPC is instructed by Written Instructions and in connection therewith shall have the power to prepare execute, and deliver and file any and all notices, applications, including -without limitation, notices and applications to register shares or claim preemption, consents, including consents to service of process, reports, including without limitation, all periodic reports, claims for exemption, or other documents and instruments now or hereafter required or appropriate in the judgment of E*TRADE, the Fund or PFPC in connection with the registration of shares of the Portfolios. For those Portfolios which E*TRADE informs PFPC in Written Instructions were previously registered in particular states, and for those Portfolios initially registered by PFPC as provided above, PFPC will monitor sales in such states, and will update, amend and file the registrations, claims for preemption, notices, reports, including without limitations, all periodic reports for amounts of shares of Portfolios sold in each such state, and any claims for exemption now or hereafter required or appropriate in the judgment of E*TRADE, the Fund or PFPC in connection with the offer and sale of shares of the Portfolios in such states. For purposes of this Section, “state” shall mean a state, territory, possession or similar jurisdiction of the United States.

15.                               Duration and Termination. This Agreement shall continue until terminated by E*TRADE or by PFPC on sixty (60) days’ prior written notice to the other party.

16.                               Change of Control. Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control of the Fund’s adviser or sponsor, E*TRADE’s ability to terminate the Agreement will be suspended from the time of such agreement until six months after the Change of Control.

17.                               Notices. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex, facsimile or electronic mail sending device. If notice is sent by confirming telegram, cable, telex, facsimile or electronic mail sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed (a) if to PFPC, at 400 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to E*TRADE, at 4500 Bohannon Drive, Menlo Park, CA 94025, Attention: President; or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

18.                               Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19.                               Delegation; Assignment. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or PFPC Worldwide, Inc., provided that (i) PFPC gives E*TRADE 30 days prior written notice of such assignment or delegation, (ii) the assignee or delegate agrees and is ready, willing and able to comply with the terms of the Agreement, and (iii) PFPC and such assignee or delegate promptly provide such information as E*TRADE may reasonably request, and respond to such questions as E*TRADE may reasonably ask, relative to the assignment or delegation (including, without limitation, the capabilities of the assignee or delegate).

20.                               Counterparts This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.                               Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22.                               Miscellaneous.

(a)                                  This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of E*TRADE, the Fund or any other person.

(b)                                 PFPC shall have, unless otherwise expressly provided or authorized in this Agreement, no authority to act for or represent E*TRADE or the Fund in any way or otherwise be deemed an agent of E*TRADE or the Fund hereunder.

(c)                                  This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(d)                                 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(e)                                  The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

		By:	/s/ Joseph Gramlich
		Title:	Sr. VP

E*TRADE ASSET MANAGEMENT, INC.

		By:	/s/ Brian Murray
		Title:	President

Sections 3, 4, 7, 8, 9, 10 and 13
Accepted and Agreed:

E*TRADE FUNDS

By:	/s/ Brian Murray
Title:	President

EXHIBIT A

T H I S EXHIBIT A, dated as of Aug. 12, 1999 is Exhibit A to that certain Service Agreement dated as of Aug. 12,1999 between  PFPC Inc. and E*TRADE Asset Management, Inc.

PORTFOLIOS

E*TRADE S&P 500 Index Fund

E*TRADE Extended Market Index Fund

E*TRADE Bond Index Fund

E*TRADE Technology Index Fund

E*TRADE International Index Fund

E*TRADE E-Commerce Index Fund